Exhibit 99.1

Crown Media Holdings Announces Operating Results for

Year-End and Fourth Quarter 2004

GREENWOOD VILLAGE, Colo. — May 27, 2005 - Crown Media Holdings, Inc. (NASDAQ: CRWNE) today reported its operating results for the three months and year ended December 31, 2004.

Operating Highlights for the Quarter and the Year

•                  Revenue growth.  Crown Media’s total net revenue in the fourth quarter of 2004 increased 3% to $71.3 million, from $69.2 million in the prior year’s fourth quarter. Advertising revenues for the quarter totaled $37.6 million, an increase of 20% from the fourth quarter of 2003.  For the full year, Crown Media’s total net revenue increased 16% to $241.3 million from $207.5 million in the prior year, and advertising revenues increased 32% to $129.1 million as compared to $98.1 million in 2003.

•                  Subscriber increase.  Hallmark Channel subscribers increased 9% to 124.0 million worldwide as of December 31, 2004, from 113.3 million subscribers as of December 31, 2003.  The channel ended the year with 64.6 million subscribers in the United States and 59.4 million international subscribers across 152 countries.  Subscribers to our domestic channel increased 15%, and subscribers to our international channels increased 4% over the fourth quarter 2003.  Subsequent to year-end, Hallmark Channel continued to expand its distribution and now reaches approximately 67.7 million subscribers in the United States.  For 2004, Hallmark Channel ranked as the fastest growing entertainment channel in the U.S. among all 73 measured cable networks according to Nielsen.

•                  U.S. ratings success.  For the first time ever, Hallmark Channel ranked as a top ten U.S. network for a full year, based on an average total day household rating of 0.6 which tied the network with 6 other channels in the tenth position for 2004.  This achievement was due in part to the tremendous success of Hallmark Channel’s Holiday Movie Premieres in the fourth quarter, which broke all previous network records, delivering unparalleled value to advertisers and pushing Hallmark Channel to its highest quarter, month, week and day in its history.

•                  International transaction.  On April 26th, Crown Media announced that a group of investors consisting of Providence Equity Partners, 3i and the U.K. television executive David Elstein acquired the Company’s international business for a purchase price of $242.0 million, subject to adjustments.

“This past year Hallmark Channel continued to make significant strides in several key areas,” stated David Evans, President and CEO of Crown Media.  “In the U.S., the channel expanded its distribution by 15% with nearly 9 million new subscribers, continuing at a record pace of growth.  This reflects the extraordinary efforts of our distribution team, as well as the successful programming strategy that we have implemented.  It is this strategy that placed Hallmark Channel as one of the top ten cable channels for 2004, with original holiday themed programming that delivered record ratings and our five highest telecasts ever in the fourth quarter.  With 17 million additional viewers in the month of December, Hallmark Channel has truly become the new getaway destination for the holidays.  As a result, our advertising base continues to grow, with a 32% increase in revenues for 2004.

“To date in 2005, we have completed the sale of the international business and have applied the proceeds to reduce our debt and improve our overall capitalization.  This transaction will enable us to fully dedicate our resources to the continued success of our U.S. channel, which has had an excellent start to the year with the airing of our original Mystery Wheel series.  These Friday night premieres have been delivering strong ratings and higher impressions in our key demographics, sustaining the momentum developed in the fourth quarter with our holiday originals.  The advertising market for the year-to-date has been strong, and we are very excited about the slate of approximately 60 hours of original programming we have lined up for the year.  We expect to end the year with over 70 million subscribers in the U.S. with continued growth in advertising revenues, generating positive Adjusted EBITDA and, as a result of the sale of our international business, positive cash flow for 2005.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $71.3 million for the fourth quarter of 2004, a 3% increase from $69.2 million for the fourth quarter of 2003.  Subscriber fee revenue in the fourth quarter increased 26% to $22.0 million, from $17.5 million in the prior year’s quarter, primarily because of the expiration of free carriage periods with our domestic channel distributors.  Advertising revenue increased 20% to $37.6 million during the quarter, from $31.2 million in the fourth quarter of 2003, reflecting increased distribution, higher ratings for our channels and higher advertising rates, primarily in our domestic market.  Licensing fees for our film library decreased to $11.4 million during the quarter, from $20.4 million in the prior year’s quarter, due to a decrease in international sales from softer market conditions and uncertainty surrounding the sale of the international business and international rights to the film assets.

Crown Media reported revenue of $241.3 million for the year ended December 31, 2004, a 16% increase from $207.5 million in 2003. Subscriber fee revenue in the year increased 19% to $82.1 million, from $68.9 million in the prior year.  Advertising revenue increased 32% to $129.1 million during the year ended December 31, 2004, from $98.1 million in the same period of 2003.  Licensing fees for our library decreased to $29.3 million during the year ended December 31, 2004, from $40.4 million in the prior year.

For the fourth quarter of 2004, cost of services increased to $148.8 million from $63.5 million during the same quarter of 2003. The majority of this increase is the result of non-cash impairment charges in the amount of $60.0 million related to our film assets and technical operations primarily in connection with the disposal of our international assets.  Within cost of services, programming expenses increased 39% quarter over quarter to $43.6 million.  For the three months ended December 31, 2004, amortization of film assets increased to $22.8 million from $15.2 million during the same quarter of 2003 as a result of the impairment of our film assets and related recalculation of amortization for the full year as required by generally accepted accounting principles.  Subscriber acquisition fee amortization expense for the quarter increased to $7.9 million from $6.2 million in 2003.  Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, increased 40% from $9.5 million to $13.3 million for the fourth quarter of 2004, as a result of an increase in bad debt expense and an impairment of subtitling and dubbing assets related to the Company’s exit from one of its international markets. Selling, general and administrative expenses increased to $23.7 million for the three months ended December 31, 2004, from $17.5 million in the year earlier period primarily due to the recognition of expense related to the vesting of restricted stock units.  Marketing expenses increased to $7.0 million for the three months ended December 31, 2004, from $6.8 million in the year earlier period.

For the year ended December 31, 2004, total cost of services increased to $378.5 million from $222.1 million during the same period of 2003.  The majority of this increase is the result of non-cash impairment charges in the amount of $117.9 million related to our film assets and technical operations primarily in connection with the disposal of our international assets.  Within cost of services, programming expenses increased 26% period over period to $137.2 million.  For the year ended December 31, 2004, amortization of film assets increased to $47.2 million from $40.2 million during the same period of 2003 as a result of a decrease in ultimate revenue anticipated to be earned from third parties and the value of internal use of our film assets.  Subscriber acquisition fee amortization expense was $26.9 million in 2004 versus $25.3 million in 2003. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, increased 3% from $43.3 million in 2003 to $44.4 million during the year ended December 31, 2004.  Selling, general and administrative expenses increased to $78.0 million for the year ended December 31, 2004, from $61.7 million in the year earlier period.  Marketing expenses decreased to $23.9 million for the year ended December 31, 2004, from $24.4 million in the year earlier period.

Adjusted EBITDA loss totaled $73.0 million for the fourth quarter of 2004, compared to positive Adjusted EBITDA of $8.6 million positive for the same period last year.  Cash used in operating activities totaled $11.5 million for the fourth quarter of 2004 compared to $50.5 million for the same period last year. The net loss for the three month period ended December 31, 2004, totaled $129.0 million, or $1.23 per share, compared to $36.3 million, or $0.35 per share, in the fourth quarter of 2003.  The increased net losses in Adjusted EBITDA loss for the quarter are principally due to the non-cash impairment charges noted above.

Adjusted EBITDA loss totaled $148.3 million for the year ended December 31, 2004, compared to an Adjusted EBITDA loss of $44.5 million for the same period last year. Cash used in operating activities totaled $55.6 million for the year ended December 31, 2004, compared to $155.2 million for the same period last year. The net loss for the year ended December 31, 2004, totaled $316.8 million, or $3.03 per share, compared to $205.2 million, or $1.96 per share, in the same period last year.  The increased net loss and Adjusted EBITDA loss for the year are principally due to the non-cash impairment charges noted above.

Conference Call and Webcast to be Held May 27 at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the fourth quarter and full year 2004.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the “Crown Media Fourth Quarter Earnings” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, May 27, at 888-286-8010 (Domestic) or 617-801-6888 (international callers), using reservation number 41098263.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWNE) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 68 million subscribers.  Prior to the sale of the international business on April 26, 2005, the international channel was distributed to approximately 60 million subscribers in 152 countries.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2004.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We defined Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets, but inclusive of impairment charges. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Adjusted EBITDA is used by our management to monitor segment operations and to determine the allocation of resources to segments. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring programming and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Fourth Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Subscriber fees	$21,950	$17,468	$82,140	$68,901
Advertising	36,785	30,898	127,268	96,696
Advertising by Hallmark Cards	796	350	1,846	1,397
Film asset license fees	11,380	20,421	29,348	40,431
Other revenue	429	20	685	99
Total revenue	71,340	69,157	241,287	207,524
Cost of services:
Affiliate programming	18,179	10,635	52,137	39,369
Non-affiliate programming	25,434	20,795	85,085	69,305
Amortization of film assets	22,790	15,211	47,197	40,168
Impairment of film assets and technical facilities	59,960	—	117,891	—
Subscriber acquisition fee amortization	7,897	6,194	26,939	25,268
Depreciation and amortization	1,277	1,186	4,825	4,742
Operating costs	13,272	9,471	44,412	43,290
Total cost of services	148,809	63,492	378,486	222,142
Selling, general & administrative expenses	23,715	17,506	78,003	61,699
Marketing expense	7,006	6,791	23,865	24,436
Reorganization credit	(204)	(1,757)	(483)	(1,757)
Depreciation and amortization	2,104	2,447	9,001	10,066
Loss from operations	(110,090)	(19,322)	(247,585)	(109,062)
Loss on early extinguishment of debt	—	—	—	(39,812)
Guaranteed preferred beneficial interest accretion	—	—	—	(23,218)
Interest expense and other, net	(18,450)	(16,638)	(66,933)	(46,868)
Loss before income taxes	(128,540)	(35,960)	(314,518)	(218,960)
Income tax provision	(440)	(1,057)	(2,288)	(3,189)
Loss before cumulative effect of a change in accounting principle	(128,980)	(37,017)	(316,806)	(222,149)
Cumulative effect of change in accounting principle	—	672	—	17,000
Net loss	$(128,980)	$(36,345)	$(316,806)	$(205,149)
Net loss per share, basic and diluted	$(1.23)	$(0.35)	$(3.03)	$(1.96)
Weighted average shares outstanding, basic and diluted	104,533	104,533	104,533	104,484

	As of December 31,
	2004	2003

ASSETS

Cash and cash equivalents	$12,102	$4,306
Accounts receivable, less allowance for doubtful accounts of $6,695 and $6,703, respectively	75,459	61,942
Program license fees - affiliates	40,048	27,127
Program license fees - non-affiliates	78,823	65,571
Subtitling and dubbing	1,143	2,827
Receivable from affiliate	16,644	12,083
Prepaid and other assets	13,887	15,143
Total current assets	238,106	188,999
Accounts receivable, net of current portion	6,798	5,891
Program license fees — affiliates, net of current portion	59,987	47,748
Program license fees - non-affiliates, net of current portion	135,372	106,047
Subtitling and dubbing, net of current portion	1,583	2,020
Film assets, net	599,013	750,737
Subscriber acquisition fees, net	120,013	113,196
Property and equipment, net	32,829	29,235
Goodwill	314,033	314,033
Prepaid and other assets, net of current portion	5,034	7,841
Total assets	$1,512,768	$1,565,747

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$40,228	$32,548
Accrued restricted stock units	13,649	5,906
Subscriber acquisition fees payable	35,223	9,119
License fees payable to affiliates	—	30,671
License fees payable to non-affiliates	79,815	87,720
Payables to affiliates	13,512	7,827
Interest payable to HC Crown	—	2,655
Interest payable	479	510
Capital lease obligations	2,276	1,559
Deferred revenue	612	2,163
Total current liabilities	185,794	180,678
Accrued liabilities, net of current portion	21,617	18,906
Subscriber acquisition fees payable	678	1,500
License fees payable to affiliates, net of current portion	151,980	60,229
License fees payable to non-affiliates, net of current portion	111,761	82,090
Line of credit and interest payable to HC Crown	81,067	75,000
Payable to Hallmark Entertainment affiliates	100,000	100,000
Senior unsecured note to HC Crown, including accrued interest	460,930	417,083
Credit facility	310,000	300,000
Capital lease obligations, net of current portion	22,817	7,731
Company obligated mandatorily redeemable preferred interest	11,488	9,079
Total liabilities	1,458,132	1,252,296
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,863,037 shares issued and outstanding as of December 31, 2004 and 2003	739	739

Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of December 31, 2004 and 2003	307	307
Paid-in capital	1,365,450	1,308,880
Accumulated other comprehensive income	3,434	2,013
Accumulated deficit	(1,315,294)	(998,488)
Total stockholders’ equity	54,636	313,451
Total liabilities and stockholders’ equity	$1,512,768	$1,565,747

Crown Media Holdings, Inc.

Selected Fourth Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net loss	$(128,980)	$(36,345)	$(316,806)	$(205,149)
Amortization of film assets	22,790	15,211	47,197	40,168
Subscriber acquisition fee amortization	10,929	8,393	38,253	32,361
Depreciation and amortization	3,381	3,633	13,826	14,808
Guaranteed preferred beneficial interest expense	—	—	—	23,218
Interest expense and accretion	18,450	16,638	66,933	46,868
Income tax provision	440	1,057	2,288	3,189
Adjusted earnings before interest, taxes, depreciation and amortization	$(72,990)	$8,587	$(148,309)	$(44,537)

Loss on early extinguishment of debt	—	—	—	39,812

Cumulative effect of change in accounting principle	—	(672)	—	(17,000)
Loss on impairment of film assets and technical operations	59,960	—	117,891	—
Restricted stock unit and stock-based compensation	3,169	2,545	11,488	5,912
Programming, subtitling and dubbing amortization	46,612	33,359	144,109	111,123
Provision for allowance for doubtful account	1,226	(2,047)	1,297	499
Changes in operating assets and liabilities:

Additions to program license fees	(119,239)	(31,471)	(209,386)	(209,300)

Additions to subscriber acquisition fees	(21,970)	(3,261)	(45,070)	(5,292)

Increase (decrease) in subscriber acquisition fees payable	34,819	(6,307)	25,908	(38,562)

Interest paid	(4,168)	(4,833)	(14,621)	(19,855)

Income taxes paid	(440)	(1,057)	(2,288)	(3,189)
Changes in other operating assets and liabilities, net of adjustments above	61,543	(45,388)	63,407	25,215
Net cash used in operating activities	$(11,478)	$(50,545)	$(55,574)	$(155,174)

Crown Media Holdings, Inc.

Selected Fourth Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net cash used in operating activities	$(11,478)	$(50,545)	$(55,574)	$(155,174)

Net cash used in investing activities	(655)	(1,623)	(1,689)	(4,696)

Net cash provided by financing activities	16,698	53,280	65,006	163,836

Effect of exchange rate changes on cash	(32)	71	53	5

Net increase in cash and cash equivalents	4,533	1,183	7,796	3,971

Cash equivalents, beginning of period	7,569	3,123	4,306	335
Cash equivalents, end of period	$12,102	$4,306	$12,102	$4,306

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